Exhibit 99.1
MICHAEL T. STUDER CPA P.C
18 East Sunrise Highway, Suite 311
Freeport, N.Y. 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

MICHAEL T. STUDER
Certified Public Accountant

March 11,2011

Audit Committee of Board of Directors
Structural Enhancement Technologies Corp.
30 East Sunrise Highway
Valley Stream, NY 11581

Gentlemen:

This will confirm my understanding of the services that I will provide to Structural Enhancement Technologies Corp. ("EMWW").

I will audit the financial statements of EMWW at December 31, 2010 and for the year then ended, for the purpose of expressing an opinion thereon.

The financial statements are the responsibility of the Company's management. Encompassed in that responsibility is the establishment and maintenance of effective internal control over financial reporting, the establishment and maintenance of proper accounting records, the selection of appropriate accounting principles, the safeguarding of assets, and compliance with relevant laws and regulations. Management is also responsible for making all financial records and related information available to us.

My responsibility is to express an opinion on the financial statements based on my audit, and is limited to the period covered by my audit. If circumstances preclude me from issuing an unqualified opinion, I will discuss the reasons with you in advance. If, for any reason, I am unable to complete the audit or I am unable to form or have not formed an opinion, I may decline to express an opinion or decline to issue a report as a result of the engagement.

I am responsible for conducting the audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I obtain reasonable rather than absolute assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud. Accordingly, a material misstatement may remain undetected. Also, an audit is not designed to detect error or fraud that is immaterial to the financial statements. I will inform you of all matters of fraud that come to my attention. I will also inform you of illegal acts that come to my attention, unless they are clearly inconsequential.

Structural Enhancement Technologies Corp.
3550 Nesconset Highway
Setuuket, New York

March 10. 2011

Andrew Gasparro, CEO
Landmark Consulting, Inc.
578 Leonard Street
Brooklyn, New York

Re:	Proposed Acquisition by Structural Enhancement Technologies Corp. ("ESfWW") of one hundred (100%) percent of the outstanding shares of common slock of Landmark Consulting, Inc. ("Landmark")

Dear Mr. Gasparro:

This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed acquisition by EMWW of all of the issued and outstanding shares of common stock of Landmark form the shareholders of Landmark. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between EMWW and the shareholders of Landmark (the "Agreement"), which among other things, would provide for the various matters set forth below:

I. EMWW will acquire all of the issued and outstanding shares of common stock of Landmark from its shareholders in exchange for the total consideration of shares of common slock of EMWW to be delivered in the name of the shareholders of Landmark, as designated by them, at closing. The tola! consideration to be paid to the shareholders of Landmark shall be equal to seventy five (75%) percent of the total issued and out stand iny shares of common stock of EMWW at the conclusion of the transaction, without taking into account the raise of capital in the amount of one million (51,000,000) dollars (the "PPO") and the shares to be issued thereunder, and the balance of twenty five (25%) percent to the shareholders of EMWW. The issuance of shares to the PPO subscribers and other EMWW shares that may be issued subsequent to the transaction shall thereafter reduce the equity ownership of the Landmark and EMWW shareholders in direct proportion to their respective ownership interests in EMWW.

The equity issued to the shareholders of Landmark shall consist of:

a)	Shares of common stock in the amount of ten million (10,000,000) shares, bearing a restrictive legend and issued pursuant to Section 4(2) of the Securities Act of 1933. as amended;

b)
Shares of common stock a class of preferred stock of EMWW, with specific voting rights and conversion rights. The class of preferred stock-so issued, shall be convertible into shares ol'common stock of EMWW. at a ratio to make up the balance of the seventy live (75%) percent ratio as indicated above, and the class of preferred stock, so issued, shall also have immediate voting rights equal to that of the conversion rights:

Andrew G'asparro. CEO
Landmark Consulting, Inc.
March 9,2011
Page 2 of4

c)
At the time of closing, EMWW shall be a holding company with two separate wholly-owned operating subsidiaries, including Landmark and the Structural Enhancement subsidiary ("SETC"). Six (6) months after the Closing Date (defined below) of this transaction, the parties hereby agree that SETC may be subject to a "spin-off1 at the discretion of the board of EMWW. At the time of the spin-off, the total ownership maintained by EMWW in SETC shall be limited to fifteen (15%) percent of the total issued and outstanding shares of common stock of SETC.

2. The parties will use their best efforts to close this transaction, and have set a tentative date of on or before May 15,2011 for the execution of a definitive Sale Agreement and closing. A definitive Agreement will be negotiated and dratted between the parties alter a review of all due diligence by the parties, including lien searches, title searches and any and all other reasonable requests by EMWW.

3. At the Closing, the present officers of EMWW shall resign and the vacancies created thereby will be filled by designees of Landmark. At the closing, the board of directors of EMWW shall consist of five (5) members, three (3) of which shall be independent. Two of the directors shall be appointed by EMWW, one of which shall be independent. Three of the directors shall be appointed by Landmark, two of which shall be independent.

4. landmark represents thai it'can provide the necessary financial statements thai will be required by the SEC rules when the Form 8-K is filed to report this transaction.

5. Before the closing, both EMWW and'or Landmark shall make any public release of information regarding the matters contemplated including (i) that EMWW and Landmark may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, members, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this fetter; and (ii) as required by (aw, including the filing of a Form 8-K by EMWW.

6. EMWW and landmark will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

7. Upon the signing of this Letter of Intent, EMWW and Landmark will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to lime. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

Andrew Gasparro, CEO
Landmark Consulting, Inc.
March 9,2011
Page 3 of4

8. EMWW and Landmark each agrees that (except as may be required by law) it will not disclose or use and it will cause its officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information, (as hereinafter defined) with respect to the other party furnished, or to be furnished, to it in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Agreement. For the purposes of this paragraph 8, -'Confidential Information" means any information identified as such in writing by the disclosing party. If the Agreement is not consummated, the receiving party will promptly return all documents, contracts, records, or properties to the disclosing parly. The provisions of this paragraph K shall survive the termination of this Letter.

9. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. Each party will pay its legal expenses incurred in connection with this transaction whether or not the transaction is consummated.

11. Upon the execution by you and return to us of this Letter of Intent, counsel for Landmark and EMWW will prepare a definitive Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of EMWW and Landmark.

12. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Final Agreements, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 6 and 8.

Andrew Gasparro. CEO
Landmark Consulting. Inc.
February 17,2011
Page 4 of4

If the foregoing accurately reflects our discussions, please execute and rettim in the undersigned one copy of this Letter of Intent.